UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 23, 2023

Date of Report (Date of earliest event reported)

CAESARS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36629	46-3657681
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 West Liberty Street, 12th Floor, Reno, Nevada 89501

(Address of principal executive offices, including zip code)

(775) 328-0100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	CZR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

Proposed Offering of Senior Secured Notes

On January 23, 2023, Caesars Entertainment, Inc. (the “Company,” “Caesars,” “we,” “us,” “our” or similar terms) announced the offering of $1.25 billion aggregate principal amount of senior secured notes due 2030. A copy of the press release making this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This Current Report on Form 8-K (this “Report”) does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Notes being offered in the offering will not be and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Certain Financial Information

Preliminary Operating Results for the Three Months Ended December 31, 2022

Although the results of operations for the Company for the three months ended December 31, 2022 are not yet available, the following reflects our current expectations regarding the range of net revenues, net income (loss) and adjusted EBITDA for the three months ended December 31, 2022 as compared to the same period ended December 31, 2021. The estimates set forth below are based solely on currently available information. Due to the close proximity to the end of the current reporting period, Caesars has not finalized its financial statement closing process for the three months ended December 31, 2022. During this process, Caesars may identify items that would require it to make adjustments to the expected preliminary operating results described below. In addition to its routine closing procedures, Caesars has not completed its annual tax provision or reached its final conclusions related to the assumptions used in determining the estimated fair value of its indefinite lived intangible assets and reporting units with associated goodwill. The significance of potential adjustments to this preliminary financial information could result in actual net income (loss) to be outside of the ranges provided for the three months ended December 31, 2022. As a result, the discussion below constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments and the risk factors highlighted in the Company’s other public filings and the more detailed information included or referred to under the heading “Forward-Looking Statements” in this Report and the other information included in the documents incorporated or deemed incorporated by reference herein and therein.

	Three Months Ended December 31,
	2022 Estimate		2021	2021 Adj. (a)	Adj. 2021
(In millions)	Low	High	Actual	Actual	Actual
Net Revenues:
Las Vegas	$1,151	$1,157	$1,040	$—	$1,040
Regional	1,352	1,360	1,364	(4)	1,360
Managed and Branded	71	73	72	—	72
Corporate	1	3	(1)	—	(1)

Total Excl. Caesars Digital	$2,575	$2,593	$2,475	$(4)	$2,471

Caesars Digital	236	238	116	—	116

Total Net Revenues	$2,811	$2,831	$2,591	$(4)	$2,587

	Three Months Ended December 31,
	2022 Estimate (b)		2021	2021 Adj. (a)	Adj. 2021
(In millions)	Low	High	Actual	Actual	Actual
Net Income (Loss):
Las Vegas	$291	$299	$252	$—	$252
Regional	(78)	(16)	82	1	83
Managed and Branded	19	21	28	(10)	18
Corporate	(453)	(399)	(436)	—	(436)

Total Excl. Caesars Digital	$(221)	$(95)	$(74)	$(9)	$(83)

Caesars Digital	(36)	(34)	(360)	—	(360)

Total Net Income (Loss)	$(257)	$(129)	$(434)	$(9)	$(443)

	Three Months Ended December 31,
	2022 Estimate		2021
(In millions)	Low	High	Actual
Adjusted EBITDA:
Las Vegas	$534	$540	$483
Regional	440	446	430
Managed and Branded	19	21	18
Corporate	(40)	(36)	(45)

Total Excl. Caesars Digital	$953	$971	$886

Caesars Digital	(6)	(4)	(305)

Total Adjusted EBITDA	$947	$967	$581

(a)

Adjustment for pre-disposition results of operations reflecting the subtraction of the results of operations for Belle of Baton Rouge and discontinued operations of William Hill International prior to divestiture on May 5, 2022 and July 1, 2022, respectively. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors for the period presented. The additional financial information is included to enable the comparison of current results with results of prior periods.

(b)

As described above, the Company has not completed its financial statement closing process, annual tax provision, or its evaluation of indefinite lived intangible assets or goodwill. The significance of potential adjustments to this preliminary financial information could cause actual net income (loss) to be outside of the expected ranges set forth above, particularly within the Corporate segment.

Adjusted EBITDA (defined herein), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items that are not necessary to operate our business is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents net income (loss) before interest income or interest expense, net of interest capitalized, (benefit) provision for income taxes, (gain) loss on investments and marketable securities, depreciation and amortization, stock-based compensation, impairment charges, equity in income (loss) of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, changes in the fair value of certain derivatives, and transaction costs associated with our acquisitions and divestitures such as (gain) loss on sale, sign-on and retention bonuses, severance expense, business integration and optimization costs, contract exit or termination costs, and certain litigation awards or regulatory settlements. Adjusted EBITDA also excludes the expense associated with certain of our leases as these transactions were accounted for as financing obligations and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). It is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under our leases with affiliates of GLPI and VICI Properties, Inc. and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements. Below is a reconciliation of Adjusted EBITDA to net income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

	Three Months Ended December 31,
	2022 Estimate		2021
(In millions)	Low	High	Actual
Net loss attributable to Caesars (a)	$(257)	$(129)	$(434)
Net income (loss) attributable to noncontrolling interests	(8)	(10)	1
Discontinued operations, net of income taxes	—	—	(8)
(Benefit) provision for income taxes	41	1	(116)
Other loss (b)	8	6	22
Loss on extinguishment of debt	53	51	96
Interest expense, net	588	582	561
Impairment charges	158	108	102
Depreciation and amortization	296	294	284
Transaction costs and other (c)	43	41	55
Stock-based compensation expense	25	23	18

Adjusted EBITDA	$947	$967	$581

(a)

As described above, the Company has not completed its financial statement closing process, annual tax provision, or its evaluation of indefinite lived intangible assets or goodwill. The significance of potential adjustments to this preliminary financial information could cause actual net income (loss) to be outside of the expected ranges set forth above.

(b)	Other loss primarily represents the non-cash change in fair value of investments held by the Company.
(c)

Transaction costs and other primarily represents costs related to the William Hill Acquisition and various contract or license termination exit costs, professional services for integration activities and non-cash changes in equity method investments.

Other Operating Results and Anticipated Capital Plan

•	Occupancy rates in the Las Vegas segment for the three months ended December 31, 2022 increased to 95.5% as compared to 95.1% for the same three months ended December 31, 2019.

•	We anticipate cash spend for capital expenditures of approximately $875 million in 2023, of which we estimate approximately $75 million to be funded from restricted cash.

•

In December 2022, the Company utilized $212 million from free cash flows generated during the three months ended December 31, 2022 to make a partial repayment of the “Term B Loans” under and as defined in that certain Credit Agreement, dated as of December 22, 2017, among Caesars Resort Collection, LLC (“CRC”), the other borrowers party thereto from time to time, the lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and U.S. Bank National Association, as collateral agent (as amended, supplemented or otherwise modified from time to time, the “CRC Credit Agreement”). Following the partial repayment and the previously disclosed repayment utilizing the proceeds of a new $750 million CEI Term Loan A, the outstanding balance of the CRC Term Loan was $3,415 million.

•	The following table reflects preliminary results of the Caesars Digital segment for the year ended December 31, 2022:

	Year Ended December 31, 2022
(Dollars in millions)	Low	High
Revenues:
Casino (a)	$461	$463
Other	86	86

Net revenues	$547	$549

Sports betting handle (b)	$12,750	$12,850
Sports betting hold %	5.3%	5.5%

iGaming handle	$8,000	$8,100
iGaming hold %	3.1%	3.3%

(a)

Includes total promotional and complimentary incentives related to sports betting, iGaming, and poker of approximately $556 million. Promotional and complimentary incentives for poker were approximately $21 million for the year ended December 31, 2022.

(b)

Caesars Digital estimates an additional $1,223 million, which is not included in this table, for select wholly-owned and third-party operations for which Caesars Digital provides services and we receive all, or a share of, the net profits. Hold related to these operations was approximately 11.0% for the year ended December 31, 2022.

Forward-Looking Statements

This Report, including Exhibit 99.1 attached hereto, contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations, beliefs, assumptions and estimates, and on information currently available to us, all of which are subject to change, and are not guarantees of timing, future results or performance. These forward-looking statements involve certain risks and uncertainties and other factors that could cause actual results to differ materially from those indicated in such forward-looking statements, as discussed further in the attached press release. Additional information concerning potential factors that could affect the Company’s financial results are included in the Company’s Form 10-K for the year ended December 31, 2021 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

The information contained in this Report, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not otherwise be incorporated by reference in any filing pursuant to the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of the information in this Report, including Exhibit 99.1 attached hereto, is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 23, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT, INC.

Date: January 23, 2023	By:	/s/ Bret Yunker
	Name:	Bret Yunker
	Title:	Chief Financial Officer